[DESCRIPTION]	PROXY RESULTS




Shareholder Meeting Results

The Annual Meeting of Shareholders of Tax-Free Fund for Utah (the "Fund") was held on October 22, 1999. The holders of shares representing 80% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

     Trustee                   For           Withheld

Lacy B. Herrmann          39,125,264.18     423,632.68
Gary C. Cornia            39,125,264.18     423,632.68
William L. Ensign         39,125,264.18     423,632.68
Diana P. Herrmann         39,125,264.18     423,632.68
Anne J. Mills             39,125,264.18     423,632.68
R. Thayne Robson          39,125,264.18     423,632.68


2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

      For                  Against              Abstain

38,914,915.03             11,743.35           622,011.06